================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                  MAY 10, 2000

                         COMMISSION FILE NUMBER 0-27818

                             DOANE PET CARE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


              DELAWARE                                    43-1350515
    (State or Other Jurisdiction of                      (IRS Employer
    Incorporation or Organization)                    Identification No.)



                       210 WESTWOOD PLACE SOUTH, SUITE 400
                               BRENTWOOD, TN 37027
           (Address of Principal Executive Office, Including Zip Code)

                                 (615) 373-7774
              (Registrant's Telephone Number, Including Area Code)

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 10, 2000, Doane Pet Care Company ("Doane"), a Delaware corporation, acquired all of the issued and outstanding shares of A/S Arovit Petfood ("Arovit"), a Danish corporation, whose headquarters are located in Esbjerg, Denmark, pursuant to the terms of a Share Purchase Agreement (the "Agreement") dated March 24, 2000 between Doane and the shareholders of Arovit. Doane paid approximately DKK 1.2 billion (approximately U.S. $149 million, net of foreign currency hedges) and assumed indebtedness, net of cash, of approximately DKK 97 million. As a result of the transaction, Arovit became a wholly-owned subsidiary of Doane.

         The acquisition of Arovit was financed through borrowings under an amendment to Doane's senior credit agreement with The Chase Manhattan Bank, Inc. as Administrative Agent, DLJ Capital Funding, Inc. as Syndication Agent, Firstar Bank, N.A. as Documentation Agent, Den Danske Bank Aktielselskab as European Managing Agent, and Chase Securities Inc. and DLJ Capital Funding, Inc. as Co-Lead Arrangers. The amendment to the credit agreement provides for $80 million of incremental Tranche B loans and new Euro Tranche A loans of Euro 82 million (approximately $73 million).

         Filed herewith are financial statements of Arovit and pro forma financial statements of Doane giving effect to the acquisition of Arovit.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

               Index to Financial Statements of A/S Arovit Petfood

                                                                                                       PAGE
         Report of Independent Public Accountants..................................................     4

         Group Income Statements for the nine months ended March 31, 2000 (unaudited),
         the year ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited).........     5

         Group Balance Sheets as of March 31, 2000 (unaudited) and June 30, 1999...................     6

         Group Cash Flow Statements for the nine months ended March 31, 2000 (unaudited),
         the year ended June 30, 1999 and the nine months ended March 31, 1999 (unaudited).........     8

         Notes to the Group Accounts...............................................................     9

         (b) PRO FORMA FINANCIAL INFORMATION.

               Index to Unaudited Pro Forma Financial Information

                                                                                                       PAGE
         Unaudited Pro Forma Financial Statements Introduction.....................................    17

         Unaudited Condensed Combined Pro Forma Statement of Operations for the
         year ended January 1, 2000................................................................    18

         Unaudited Condensed Combined Pro Forma Statement of Operations for the
         three months ended April 1, 2000..........................................................    19

         Notes to Unaudited Condensed Combined Pro Forma Statements of Operations..................    20

         Unaudited Condensed Combined Pro Forma Balance Sheet as of April 1, 2000..................    22

         Notes to Unaudited Condensed Combined Pro Forma Balance Sheet.............................    23

         A/S Arovit Petfood Unaudited Consolidated Pro Forma Statement of Operations
         for the twelve months ended December 31, 1999.............................................    25

         A/S Arovit Petfood Unaudited Consolidated Pro Forma Statement of Operations
         for the three months ended March 31, 2000.................................................    26

         A/S Arovit Petfood Notes to Unaudited Consolidated Pro Forma
         of Operations.............................................................................    27

         A/S Arovit Petfood Unaudited Consolidated Pro Forma Balance Sheet
         as of  March 31, 2000.....................................................................    28

         A/S Arovit Petfood Notes to Unaudited Consolidated Pro Forma Balance Sheet................    29

         Exhibit No.                        Description

23.1                       CONSENT OF KPMG C. JESPERSEN.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            DOANE PET CARE COMPANY


Dated: July 11, 2000                        By: /s/ Thomas R. Heidenthal
                                                --------------------------------
                                                Thomas R. Heidenthal
                                                Senior Vice President and
                                                Chief Financial Officer

A/S AROVIT PETFOOD

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------


The Board of Directors
A/S Arovit Petfood

We have audited the consolidated balance sheet of A/S Arovit Petfood (the "Company") and subsidiaries (the Company, together with its consolidated subsidiaries, the "Group") as of June 30, 1999, and the related consolidated profit and loss account and, cash flows for the year ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Denmark, which standards are substantially equivalent to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group, as of June 30, 1999, and the results of their operations and their cash flows for the year ended June 30, 1999, in conformity with generally accepted accounting principles in Denmark.



                                               /s/ KPMG C. Jespersen

Esbjerg, Denmark
September 17, 1999

A/S AROVIT PETFOOD

GROUP INCOME STATEMENTS
--------------------------------------------------------------------------------

NOTES     DKK (IN 000'S)                                      7/1/99-3/31/00         7/1/98-6/30/99            7/1/98-3/31/99
                                                                (UNAUDITED)                                      (UNAUDITED)
                                                              --------------         --------------            --------------

 3     NET TURNOVER                                              903,622                1,055,490                  776,562
       Change in stocks of finished
          and unfinished goods                                     6,923                   11,536                    6,400
                                                                --------                ---------                 --------
                                                                 910,545                1,067,026                  782,962
       Raw materials and packing
          materials                                             (487,151)                (618,105)                (466,417)
       Other external expenses                                  (149,104)                (159,480)                (110,490)
 4     Staff costs                                              (165,418)                (181,388)                (124,416)
 6     Depreciation                                              (27,333)                 (36,386)                 (25,415)
                                                                --------                ---------                 --------
                                                                  81,539                   71,667                   56,224

       Financial income etc.                                       1,592                    1,623                      984
       Financial costs etc.                                       (7,346)                  (8,019)                  (5,499)
                                                                --------                ---------                 --------
       PROFIT BEFORE TAX                                          75,785                   65,271                   51,709

5      Tax                                                       (24,251)                 (20,557)                 (16,547)
                                                                --------                ---------                 --------
       PROFIT FOR THE YEAR                                        51,534                   44,714                   35,162
                                                                ========                =========                 ========

A/S AROVIT PETFOOD

GROUP BALANCE SHEETS
--------------------------------------------------------------------------------

NOTES       DKK (IN 000'S)                                              3/31/00                  6/30/99
                                                                      (UNAUDITED)
                                                                      -----------                -------

       ASSETS
 6     Land and buildings                                               149,664                   150,259
 6     Plant and machinery                                              122,888                   125,044
 6     Other fixtures, tools and equipment                               13,957                    12,792
 6     Payments on account for future
          investments in machinery                                       62,898                    18,898
                                                                        -------                   -------
                                                                        349,407                   306,993
       FINANCIAL FIXED ASSETS
 7     Deposits etc.                                                      1,506                     1,681
                                                                        -------                   -------
                                                                          1,506                     1,681
                                                                        -------                   -------

       TOTAL FIXED ASSETS                                               350,913                   308,674

       STOCKS
       Raw material and packing materials                                33,513                    32,800
       Unfinished goods                                                  11,713                     9,043
       Finished goods and trade products                                 71,420                    67,240
                                                                        -------                   -------
                                                                        116,646                   109,083
                                                                        -------                   -------
       DEBTORS
       Trade debtors                                                    207,411                   188,524
       Other debtors                                                      5,342                     2,312
       Accruals                                                           3,200                     4,066
 5     Company tax                                                           --                     1,130
                                                                        -------                   -------

                                                                        215,953                   196,032

       SECURITIES                                                            --                    21,704
                                                                        -------                   -------
       CASH FUNDS                                                        29,005                    59,799
                                                                        -------                   -------
       TOTAL CURRENT ASSETS                                             361,604                   386,618
                                                                        -------                   -------
       TOTAL ASSETS                                                     712,517                   695,292
                                                                        =======                   =======

A/S AROVIT PETFOOD

GROUP BALANCE SHEETS
--------------------------------------------------------------------------------

NOTES        DKK (IN 000'S)                                             3/31/00                  6/30/99
                                                                      (UNAUDITED)
                                                                      -----------                -------
        LIABILITIES AND EQUITY CAPITAL
  9     EQUITY CAPITAL
        Share capital                                                    13,778                    13,778
        Retained earnings reserve                                       389,483                   337,890
                                                                        -------                   -------
        TOTAL EQUITY CAPITAL                                            403,261                   351,668

        PROVISIONS FOR LIABILITIES AND CHARGES
        Deferred taxes                                                   10,740                     2,489
 11     Other provisions                                                 22,625                    27,719
                                                                        -------                   -------
                                                                         33,365                    30,208
                                                                        -------                   -------
        CREDITORS
  8     Other credit institutions                                        58,410                    69,937
  8     Mortgage loans                                                    1,375                     1,427
                                                                        -------                   -------
                                                                         59,785                    71,364
                                                                        -------                   -------
        SHORT TERM CREDITORS
  8     Payments on long term debts                                      12,000                    12,368
        Bank debt                                                        48,577                    60,065
        Trade creditors                                                  80,731                    92,743
  5     Company tax                                                       7,390                        --
        Other creditors                                                  67,408                    61,876
        Dividend for the year                                                --                    15,000
                                                                        -------                   -------
                                                                        216,106                   242,052
                                                                        -------                   -------
        TOTAL CREDITORS                                                 275,891                   313,416
                                                                        -------                   -------
        TOTAL LIABILITIES AND EQUITY CAPITAL                            712,517                   695,292
                                                                        =======                   =======

   12   Contingent liabilities and charges

A/S AROVIT PETFOOD

GROUP CASH FLOW STATEMENTS
--------------------------------------------------------------------------------


NOTES        DKK (IN 000'S)                                             7/1/99-3/31/00    7/1/98-6/30/99      7/1/98-6/30/99
                                                                         (UNAUDITED)                            (UNAUDITED)
                                                                        --------------    --------------      --------------
CASH FLOW FROM OPERATING ACTIVITIES
Profit before tax                                                            75,785            65,271             51,709
Adjustment for non cash items:
     Depreciation                                                            27,333            36,386             25,415
     Adjustment subsidiaries                                                     58              (492)              (667)
     Losses by selling of fixed assets                                           --               186                 --
     Increase in stock of finished/unfinished goods                          (6,850)          (13,633)            (8,868)
     Change in stock of raw material and packing material                      (713)            3,416              4,698
     Change in receivables                                                  (21,050)           39,010            (14,554)
     Reduction in creditors and other debt                                   (6,469)          (82,529)           (65,757)
     Merger costs paid                                                       (5,094)           (4,573)                --
     Company tax paid                                                        (7,480)          (14,371)           (13,910)
                                                                            -------           -------            -------
                                                                             55,520            28,671            (21,934)
                                                                            -------           -------            -------
CASH FLOW FROM INVESTING ACTIVITIES
Investments in tangible assets                                              (69,759)          (41,576)           (20,224)
Investments in financial fixed assets                                           175              (897)               152
                                                                            -------           -------            -------
                                                                            (69,584)          (42,473)           (20,072)
CASH FLOW FROM FINANCING ACTIVITIES

Shareholders:
-------------
Dividend paid                                                               (15,000)           (3,486)            (3,486)
Acquisition of own shares                                                                     (16,999)                --

External financing:
-------------------
Repayment of mortgage loans                                                                       (91)               (65)
Repayment of loans to other credit institutions                             (11,947)          (13,450)            (7,983)
                                                                            -------           -------            -------
                                                                            (26,947)          (34,026)           (11,534)
                                                                            -------           -------            -------
NET CASH FLOW FROM OPERATING ACTIVITIES,
INVESTING ACTIVITIES AND FINANCING ACTIVITIES                               (41,011)          (47,828)           (53,540)
Cash and cash equivalents at beginning
     of period                                                               21,438            58,927             58,927
Liquid funds taken over in connection
     with merger                                                                 --            10,339                 --
                                                                            -------           -------            -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  (19,573)           21,438              5,387
                                                                            =======           =======            =======

A/S AROVIT PETFOOD

NOTES TO THE GROUP ACCOUNTS
--------------------------------------------------------------------------------

 1       GROUP ACCOUNTING PRINCIPLES

         The group accounts have been prepared in accordance with the Danish Company Accounts Act and current Danish accounting guidelines. The accounts have been presented using the same accounting principles throughout the period from July 1, 1998 to March 31, 2000.

TURNOVER

         Turnover from sale of goods and services is included in the profit and loss account as invoiced.

TANGIBLE FIXED ASSETS

         Assets are valued at purchase price less accumulated depreciation. Depreciation is applied over the expected useful life of the individual asset.

         For technical equipment and machinery the expected useful life is set between 5-10 years, for other equipment the useful life is set between 3-5 years. Buildings are depreciated over 30 years.

         Individual purchases of less than 20,000 DKK are charged to the profit and loss account in the year of acquisition.

         Grants related to tangible fixed assets are deducted in the purchase price of the assets. The grants are recognized at the time of the acceptance or the settlement of the grants.

PARTICIPATING INTEREST IN SUBSIDIARIES

         Profits and book values of the subsidiaries are assessed according to the accounting policies of the group.

         The profit and loss accounts of foreign subsidiaries have been converted into Danish krone using the exchange rates applying on the date of transaction. The balance sheets have been converted at the rates applying at the end of the year. Exchange-rate adjustments of the equity capital of foreign subsidiaries at the start of the year, and exchange-rate adjustments of the profit and loss account from the date of transaction to the rate at the end of the year, have been transferred to the equity capital.

         In connection with the purchase of shares in companies, goodwill is calculated at the time of the purchase as the difference between purchase price and the book value of the company. This goodwill is written off in the purchase year over the capital and reserves.

OTHER FINANCIAL ASSETS

         Other securities and deposits are valued at purchase prices.

STOCKS

         Raw materials and packaging materials are valued at purchase price by using the FIFO method.

         Work in progress and finished goods are valued at the calculated cost price consisting of calculated purchase price for raw materials and packaging and processing costs plus direct costs and share in production overheads.

A/S AROVIT PETFOOD

--------------------------------------------------------------------------------

         Goods for resale are valued at purchase price.

         If the net realizable value is lower than the cost price/purchase price, stocks are written down to the lower of these values.

DEBTORS

         Debtors are stated at nominal value less provision for anticipated losses.

SECURITIES

         Investments in listed securities, which are classified as current assets, are valued at purchase price or the lower listed price at year end.

FOREIGN CURRENCY TRANSACTIONS

         Debtors and creditors denominated in foreign currencies are translated into Danish krone at exchange rates ruling at year-end; however, debtors are valued to the insuranced exchange rate if this is lower than the exchange rates at year-end. Unsettled forward transactions and foreign-currency options entered into to hedge against the risks on future commercial payments relate to the cash flow and are thus included in the profit and loss account or balance sheet at the date of payment. Realized foreign-currency gains/losses are included in the profit and loss account.

COMPANY TAX

         Company tax charged to the profit and loss account comprises the accumulated corporate tax, which is expected to be charged to the parent company, the subsidiaries as well as adjustments in respect of deferred tax.

         Deferred tax is not provided for participating interests in subsidiaries, since the plan is that participating interests will be owned for more than 3 years.

         The parent company is jointly taxed with some subsidiaries.

         Jointly taxed companies are included in the Danish tax on account scheme. Supplements, deductions and refunds concerning tax payments are included in financial items in the subsequent year.

         Deferred tax has been provided at 32 percent of the difference between the book value and tax value of tangible fixed assets, stocks and other provisions.

CONSOLIDATED ACCOUNTS

         The consolidated accounts comprise the parent company and 100% owned subsidiaries.

         The consolidated accounts are prepared on the basis of the annual accounts of the parent company and the subsidiaries. Exchange of goods, interest payment etc. between group companies as well as internal receivables and owings, unrealized profits on stocks have been eliminated.

A/S AROVIT PETFOOD

--------------------------------------------------------------------------------

CASH FLOW STATEMENT

         The cash flow statement shows the company's inflows and outflows of cash during the year as well as the financial position at the end of the year. The cash flow is related to three major areas: operating activities, investing activities and financing.

         Cash includes cash at bank and in hand, short term securities stated under current assets and short term credits.

         Cash flow from investing activities comprise additions and disposals of tangible assets including completion of machinery and buildings under construction at the beginning of the year.

         Additions are stated at cost prices. Obtained grants are deducted.

         Cash flows relating to subsidiaries or business units acquired or merged into the group in the course of the financial year are included from the time of acquisition or merger when preparing the cash flow statement.

         The effect of changes in the foreign currencies are included in the respective value of tangible and financial assets.

2        MERGER

         In the last quarter of the accounting year, A/S Arovit Petfood (the continuing company) merged with Loven Petfood A/S (the ceasing company). The merger has made A/S Arovit Petfood Europe's largest supplier of aluminum cups for dogs and cats under private labels, and the company has now also become a total supplier of petfood in general, as Loven Petfood A/S also produces dry petfood.

3        NET TURNOVER

         Sales to European markets have accounted for a considerable part of the turnover during the periods.

4        STAFF

DKK (IN 000'S)                                          7/1/99-3/31/00         7/1/98-6/30/99        7/1/98-3/31/99
                                                         (UNAUDITED)                                   (UNAUDITED)
                                                        --------------         --------------        --------------
Salaries and remunerations to:
------------------------------
     -board of directors                                     1,073                  1,075                    408
     -management incl. pensions                              2,715                  3,507                  2,608
     -other employees                                      152,411                166,917                115,312
Social security costs                                        4,016                  5,513                  3,018
Payments to pension schemes                                  5,203                  4,376                  3,070
                                                           -------                -------                -------
                                                           165,418                181,388                124,416
                                                           =======                =======                =======

Average number of employees                                    766                    663                    616

A/S AROVIT PETFOOD

--------------------------------------------------------------------------------

5        COMPANY TAX

DKK (IN 000'S)                                          7/1/99-3/31/00         7/1/98-6/30/99
                                                          (UNAUDITED)
                                                        --------------         --------------
Outstanding at beginning of period                          (1,130)                 2,319
Tax payment during the period                               (7,480)               (14,371)
Computed tax for the period                                 24,251                 20,557
Of which change in deferred taxation                        (8,251)                (9,635)
                                                            ------                -------
                                                             7,390                 (1,130)
                                                            ======                =======

6.       TANGIBLE FIXED ASSETS

DKK (IN 000'S)                                                                                               PAYMENTS ON
                                                                                                             ACCOUNT FOR
                                                                                                                FUTURE
                                                                                                           INVESTMENTS AND
                                                      LAND AND          PLANT AND          OTHER             IN PLANT AND
                                                      BUILDINGS         MACHINERY        EQUIPMENT             MACHINES
                                                    -------------     -------------    -------------      ----------------
GROUP 3/31/2000 (UNAUDITED)
Purchase price 7/1/99                                     183,367           337,682           27,524                18,898
Additions in 1999/2000                                      3,911            17,558            6,788                50,309
Sold in 1999/2000                                              --               (30)          (4,424)               (6,309)
                                                      -----------       -----------       ----------          ------------
Purchase price at 3/31/00                                 187,278           355,210           29,888                62,898
                                                      -----------       -----------       ----------          ------------
Depreciation 7/1/99                                       (33,109)         (212,637)         (14,736)                   --
Depreciation for the year                                  (4,505)          (19,686)          (3,143)                   --
Depreciation on sold assets                                    --                 1            1,948                    --
                                                      -----------       -----------       ----------          ------------
Depreciation at 3/31/00                                   (37,614)         (232,322)         (15,931)                   --
                                                      -----------       -----------       ----------          ------------
NET BOOK VALUE AT 3/31/00                                 149,664           122,888           13,957                62,898
                                                      ===========       ===========       ==========          ============
Depreciation method applied                           30 years on        5-10 years        3-5 years
                                                      a straight        on a straight     on a straight                 --
                                                      line basis         line basis        line basis
GROUP 6/30/99
Purchase price 7/1/98                                     141,203           272,621           27,611                 1,482
Exchange rate adjustment 7/1/98                               (45)              (60)              35                    --
Net additions in connection with merger                    38,673            42,603              752                 6,822
Additions in 1998/1999                                      3,536            24,586            5,985                17,334
Sold in 1998/1999                                              --            (2,068)          (6,859)               (6,740)
                                                      -----------       -----------       ----------          ------------
Purchase price at 6/30/99                                 183,367           337,682           27,524                18,898
                                                      -----------       -----------       ----------          ------------
Depreciation at 7/1/98                                    (27,796)         (187,072)         (14,909)                   --
Exchange rate adjustment 7/1/98                                15                14              (38)                   --
Depreciation for the year                                  (5,327)          (27,609)          (3,450)                   --
Depreciation on sold assets                                    --             2,029            3,665                    --
                                                      -----------       -----------       ----------          ------------
Depreciation at 6/30/99                                   (33,108)         (212,638)         (14,732)                   --
                                                      -----------       -----------       ----------          ------------
NET BOOK VALUE AT 6/30/99                                 150,259           125,044           12,792                18,898
                                                      ===========       ===========       ==========          ============
Depreciation method applied                            30 years on       5-10 years        3-5 years on
                                                       a straight       on a straight     a straight line               --
                                                       line basis        line basis           basis

A/S AROVIT PETFOOD

NOTES TO THE GROUP ACCOUNTS
--------------------------------------------------------------------------------

7        FINANCIAL ASSETS

DKK (in 000's)                               3/31/00           6/30/99
                                           (Unaudited)
                                           -----------       -----------
Value at beginning of period                     1,681               779
Reclassification of securities
  at the beginning of the year                      --               180
Additions merger                                    --                 5
Additions in period                                 --               756
Sold in period                                    (175)              (39)
                                           -----------       -----------
NET BOOK VALUE AT END OF PERIOD                  1,506             1,681
                                           ===========       ===========

8        LONG TERM CREDITORS

DKK (in 000's)                               3/31/00           6/30/99
                                           (Unaudited)
                                           -----------       -----------
LONG TERM CREDITORS:
Other credit institutions                       58,410            69,937
Mortgage loans                                   1,375             1,427
                                           -----------       -----------
                                                59,785            71,364
                                           ===========       ===========
REPAYMENTS FALLING DUE IN A YEAR:
Other credit institutions                       11,939            12,305
Mortgage loans                                      61                63
                                           -----------       -----------
                                                12,000            12,368
                                           ===========       ===========
REPAYMENTS FALLING DUE AFTER 5 YEARS
Other credit institutions                       15,562            23,611
Mortgage loans                                   1,067             1,132
                                           -----------       -----------
                                                16,629            24,743
                                           ===========       ===========

A/S AROVIT PETFOOD

NOTES TO THE GROUP ACCOUNTS
--------------------------------------------------------------------------------

9        EQUITY CAPITAL

DKK (in 000's)                                        3/31/00         6/30/99
                                                    (UNAUDITED)
                                                    -----------      ----------
Share capital:
Share capital at the beginning of the period             13,778          10,000
Additions in connection with merger                          --           3,778
                                                    -----------      ----------
                                                         13,778          13,778
                                                    -----------      ----------
Reserve at beginning of period                          337,890         186,317
Profit for the period brought forward                    51,534          29,714
Adjustments, subsidiaries                                    59            (492)
Write-off of acquisition of own shares                       --         (16,999)
Additions in connection with merger                          --         139,350
                                                    -----------      ----------
                                                        389,483         337,890
                                                    -----------      ----------
TOTAL EQUITY CAPITAL                                    403,261         351,668
                                                    ===========      ==========

Share capital consists of:

1,377,800 shares of DKK 10 per share, which are not divided into various shares categories.

The company owns shares with a nominal amount of DKK 315,560. Own shares are entered at zero value.

A/S AROVIT PETFOOD

NOTES TO THE GROUP ACCOUNTS
--------------------------------------------------------------------------------

10       DEFERRED TAXES

         Deferred tax primarily applies to tangible fixed assets, stocks and other provisions.

         The period's development in provisions for deferred tax may be specified as follows:

                                                       7/1/99-3/31/00           7/1/98-6/30/99
                                                         (Unaudited)
                                                       --------------           --------------
Provisions beginning at period                                  2,489                   18,454
Change in connection with merger                                   --                  (25,600)
Adjustment for the year                                         8,251                    9,635
                                                       --------------           --------------
Provisions end at period                                       10,740                    2,489
                                                       ==============           ==============

11       OTHER PROVISIONS

         These include provisions to meet costs in connection with merger.

11       CONTINGENT LIABILITIES, GUARANTEES AND SECURITIES

         Mortgage deeds registered to the owner and a letter of indemnity in land and buildings totaling DKK 35 million have been registered as collateral for debt to other credit institutions. The book value of land and building amounts to DKK 150 million at June 30, 1999 (DKK 150 million at March 31, 2000).

         The company is currently entering into forward contracts and options to hedge commercial payments to and from foreign customers and suppliers. The total contractual amount of unsettled contracts at June 30, 1999 regarding purchase and sale of foreign currency amounts to DKK 217 million. (DKK 277 million at March 31, 2000.)

              UNAUDITED PRO FORMA FINANCIAL STATEMENTS INTRODUCTION

         The unaudited pro forma financial data for Doane Pet Care Company ("Doane") set forth below gives effect to our acquisition of A/S Arovit Petfood ("Arovit") and the related financing thereof. The unaudited condensed combined pro forma statements of operations data of Doane for the year ended January 1, 2000 and the three months ended April 1, 2000 give effect to our acquisition of Arovit as if this transaction had occurred on January 1, 1999. The unaudited consolidated pro forma statement of operations for Arovit for the twelve months ended December 31, 1999 give effect to Arovit's acquisition of Loven Petfood A/S ("Loven") as if this transaction had occurred on January 1, 1999. The unaudited condensed combined pro forma balance sheet as of April 1, 2000 gives effect to our acquisition of Arovit as if it had occurred on such date. This acquisition has been accounted for as a purchase with the purchase price and direct acquisition costs allocated based on the fair value of assets acquired and liabilities assumed. The allocation of the purchase price is preliminary because estimates were made regarding the fair value of certain assets and liabilities for which we are obtaining valuation information. The unaudited pro forma financial data does not purport to be indicative of the combined financial position or results of operations of future periods or indicative of results that would have occurred had the transactions been consummated on the dates indicated. The pro forma financial data and other adjustments, as described in the accompanying notes to the unaudited condensed combined pro forma statements of operations and balance sheet, are based on available information and certain assumptions that management believes are reasonable.

         The historical data of Doane for the fiscal year ended January 1, 2000 has been derived from Doane's audited consolidated financial statements as reported on Form 10-K and the historical data for the three months ended April 1, 2000 has been derived from the unaudited interim financial statements of Doane as reported on Form 10-Q. The historical data of Arovit has been derived from its unaudited financial statements for the twelve months ended December 31, 1999 and as of and for the three months ended March 31, 2000.

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                           YEAR ENDED JANUARY 1, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                         Pro forma
                                                                     Pro forma         adjustments for       Combined
                                                                     Arovit (see           Arovit            Doane pro
                                                      Doane          Table 1-A)          acquisition           forma
                                                  -------------    --------------      ----------------     -----------
Net sales                                         $   770,591      $   165,818         $        18,291 (a)  $   954,700
Cost of goods sold                                    576,490          133,181                   2,597 (b)      712,268
                                                  -----------      -----------         ---------------      -----------
     Gross profit                                     194,101           32,637                  15,694          242,432
Operating expenses:
  Promotion and distribution                           61,188               --                  18,291 (a)       79,479
  Selling, general and administrative                  40,912           18,377                      --           59,289
  Amortization of intangibles                          10,357              250                   2,193 (c)       12,800
  Non-recurring expenses                                2,539               --                      --            2,539
                                                  -----------      -----------         ---------------      -----------
    Income from operations                             79,105           14,010                  (4,790)          88,325
Interest expense, net                                  39,739              600                  12,357 (d)       52,696
Other income, net                                      (1,201)              --                      --           (1,201)
                                                  -----------      -----------         ---------------      -----------
    Income before income taxes and cumulative
      effect of a change in accounting principle       40,567           13,410                 (17,147)          36,830
Income tax expense (benefit)                           16,858            4,230                  (4,807)(e)       16,281
                                                  -----------      -----------         ---------------      -----------
    Income before cumulative effect of a change
      in accounting principle                     $    23,709      $     9,180         $       (12,340)     $    20,549
                                                  ===========      ===========         ===============      ===========

Basic and diluted earnings per common share       $    23,709                                               $    20,549
Basic and diluted weighted-average common
  shares outstanding                                    1,000                                                     1,000


      See accompanying notes to the unaudited condensed combined pro forma statements of operations.

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED APRIL 1, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                PRO FORMA
                                                               PRO FORMA      ADJUSTMENTS FOR     COMBINED
                                                              AROVIT (SEE        AROVIT           DOANE PRO
                                                  DOANE        TABLE 1-B       ACQUISITION          FORMA
                                                ---------     -----------     ---------------     ---------
Net sales                                       $ 204,463      $  36,356        $   4,066(a)      $ 244,885
Cost of goods sold                                147,268         29,344              601(b)        177,213
                                                ---------      ---------        ---------         ---------
      Gross profit                                 57,195          7,012            3,465            67,672
Operating expenses:
    Promotion and distribution                     16,705             --            4,066(a)         20,771
    Selling, general and administrative            10,895          3,635               --            14,530
    Amortization of intangibles                     2,689             58              507(c)          3,254
                                                ---------      ---------        ---------         ---------
      Income from operations                       26,906          3,319           (1,108)           29,117
Interest expense, net                              10,126            273            3,262(d)         13,661
Other income, net                                    (136)            --                               (136)
                                                ---------      ---------        ---------         ---------
      Income before income taxes                   16,916          3,046           (4,370)           15,592
Income tax expense                                  6,880            993           (1,269)(e)         6,604
                                                ---------      ---------        ---------         ---------
      Net income (loss)                         $  10,036      $   2,053        $  (3,101)        $   8,988
                                                =========      =========        =========         =========


Basic and diluted earnings per common share     $  10,036                                         $   8,988
Basic and diluted weighted-average common
    shares outstanding                              1,000                                             1,000


           See accompanying notes to the unaudited condensed combined pro forma statements of operations.

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

                 NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)


(a) Adjustments to reclassify $18,291 for the year ended January 1, 2000 and $4,066 for the three months ended April 1, 2000 of Arovit's promotion and distribution expenses from net sales to conform the accounting policies of Arovit to those of Doane.

(b) Adjustments to record depreciation of $2,597 for the year ended January 1, 2000 and $601 for the three months ended April 1, 2000 from the write-up of property, plant and equipment related to the acquisition of Arovit. The write-up of DKK 212,146 ($27,243 at the April 1, 2000 exchange rate) is being depreciated over a weighted average life of
         11.7 years. Depreciation was converted to dollars using the average exchange rates of 6.980 DKK/USD and 7.542 DKK/USD for the periods ended January 1, 2000 and April 1, 2000, respectively.

(c) Adjustments to record additional amortization relating to the write-up of the following items related to the acquisition of Arovit (amortization was converted to dollars using the exchange rates noted in (b):

                                                                                               THREE
                                                                              YEAR ENDED     MONTHS ENDED
                                                                              JANUARY 1,       APRIL 1,
                                                                                 2000           2000
                                                                              ----------     ------------
Goodwill (DKK 434,808 ($55,935 at April 1, 2000 exchange rate)
     amortized over 40 years)                                                 $    1,557     $      360

Other assets, consisting of non-compete agreements, customer lists and customer contracts (DKK 76,202 ($9,785 at April 1, 2000
     exchange rate) amortized over a weighted average life of 17.2 years)            636            147
                                                                              ----------     ----------
                                                                              $    2,193     $      507
                                                                              ==========     ==========

(d) Adjustments to record additional interest expense on debt incurred for the acquisition of Arovit as follows (interest expense on Euro debt converted to dollars using the average exchange rates of 0.938 EUR/USD and 1.013 EUR/USD for the periods ended January 1, 2000 and April 1, 2000, respectively):

                                                                                              THREE
                                                                           YEAR ENDED      MONTHS ENDED
                                                                           JANUARY 1,        APRIL 1,
                                                                              2000             2000
                                                                          ------------     ------------
Interest on Tranche B borrowings ($80,000 at a weighted average rate of 8.72% and 9.44% for the year ended January 1, 2000
    and the three months ended April 1, respectively)                     $      6,976     $      1,888
Interest on Euro Tranche A borrowings (Euro 82,000 ($78,304 at
     April 1, 2000 exchange rate) at a weighted average rate of 5.71%
     and 6.3% for the year ended January 1, 2000 and for
     the three months ended April 1, 2000, respectively)                         4,988            1,276
Amortization of capitalized financing costs ($2,361 amortized
     over 6 years)                                                                 393               98
                                                                          ------------     ------------
                                                                          $     12,357     $      3,262
                                                                          ============     ============

         The effect of a 0.25% change in the annual interest rate of the Tranche B borrowings and the Euro Tranche A borrowings would change pro forma interest expense by $418 and $101 for the year ended January 1, 2000 and the three months ended April 2000, respectively.

(e) Adjustments to income tax expense at the statutory tax rate of 38.9% for the year ended January 1, 2000 and for the three months ended April 1, 2000 based on Doane's statutory tax rate for such periods. In calculating the tax adjustments, the additional depreciation and goodwill and intangible amortization as discussed above in (b) and (c), respectively, have not been tax effected as they are non-deductible for tax purposes.

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

                                  APRIL 1, 2000
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                            PRO FORMA
                                                                             PRO FORMA    ADJUSTMENTS FOR         COMBINED
                                                                            AROVIT (SEE       AROVIT                DOANE
                                                            DOANE           TABLE 1-C)      ACQUISITION           PRO FORMA
                                                         ------------      ------------   ---------------        ------------
ASSETS
Current assets:
    Cash and cash equivalents                            $      1,942      $      3,725     $       (152)(a)     $      5,515
    Accounts receivable, net                                   82,483            27,321               --              109,804
    Inventories, net                                           56,836            14,979               --               71,815
    Deferred tax asset                                         18,687                --               --               18,687
    Prepaid expenses and other current assets                   3,134               411               --                3,545
                                                         ------------      ------------     ------------         ------------
      Total current assets                                    163,082            46,436             (152)             209,366
Property, plant and equipment, net                            217,125            45,049           27,243 (b)          289,417
Goodwill and other intangible assets, net                     295,785             8,636           55,958 (c)          360,379
Other assets                                                   31,615               193           12,146 (d)           43,954
                                                         ------------      ------------     ------------         ------------
      Total assets                                       $    707,607      $    100,314     $     95,195         $    903,116
                                                         ============      ============     ============         ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
    Current maturities of long-term debt                 $     17,612      $      1,541     $      3,951 (e)     $     23,104
    Accounts payable                                           60,521            16,605               --               77,126
    Accrued liabilities                                        33,364             9,058               --               42,422
                                                         ------------      ------------     ------------         ------------
      Total current liabilities                               111,497            27,204            3,951              142,652
Long-term debt, excluding current maturities                  410,578             7,677          154,353 (e)          572,608
Other long-term liabilities                                     7,381                23               --                7,404
Deferred tax liability                                         39,625             2,301               --               41,926
                                                         ------------      ------------     ------------         ------------
      Total liabilities                                       569,081            37,205          158,304              764,590
                                                         ------------      ------------     ------------         ------------
Senior Preferred Stock, 3,000,000 shares authorized,
    1,200,000 shares issued and outstanding                    48,169                --               --               48,169
                                                         ------------      ------------     ------------         ------------
Stockholder's equity:
    Common stock, $0.01 par value; 1,000 shares
      authorized, issued and outstanding                           --             1,769           (1,769)(f)               --
    Additional paid-in-capital                                106,786            20,447          (20,447)(f)          106,786
    Accumulated other comprehensive loss                         (669)               --               --                 (669)
    Accumulated deficit                                       (15,760)           40,893          (40,893)(g)          (15,760)
                                                         ------------      ------------     ------------         ------------
      Total stockholder's equity                               90,357            63,109          (63,109)              90,357
                                                         ------------      ------------     ------------         ------------
      Total liabilities and stockholder's equity         $    707,607      $    100,314     $     95,195         $    903,116
                                                         ============      ============     ============         ============


           See accompanying notes to the unaudited condensed combined pro forma balance sheet.

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

          NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

(a)      The net effect of the acquisition of Arovit on cash follows:

Proceeds from the senior credit facility               $ 158,304
Cash consideration paid to Arovit shareholders          (153,695)
Payment of estimated transaction fees and expenses        (4,761)
                                                       ---------
                                                       $    (152)
                                                       =========

         On May 10, 2000, Doane acquired all of the issued and outstanding shares of Arovit for approximately DKK 1.2 billion and assumed indebtedness, net of cash of approximately DKK 97.0 million. The decline in the value of the DKK compared to the U.S. dollar between the pro forma balance sheet date of April 1, 2000 and the actual closing date of May 10, 2000 reduced the U.S. dollar price to approximately $144.4 million from $153.7 million. Doane will not realize the full impact of the DKK currency fluctuation because it hedged a portion of the DKK purchase price to limit exposure to fluctuations in this foreign currency in accordance with its risk management policy, and will record a non-recurring charge of approximately $4.4 million to reflect the hedged portion of the foreign currency fluctuation. Such loss is excluded from the pro forma balance sheet because the loss occurred after the assumed transaction date of April 1, 2000.

         The purchase price was allocated to assets purchased and liabilities assumed as follows:

Working capital:                  $  19,232
Property, plant and equipment        72,292
Goodwill                             64,594
Other assets                         12,339
Long term debt                       (7,677)
Other liabilities                       (23)
Net deferred tax liability           (2,301)
                                  ---------
                                  $ 158,456
                                  =========

(b) Adjustment to record the excess of the fair value of property, plant and equipment over the historical net book value. These assets are depreciated over remaining useful lives ranging from five to thirty years.

(c) Adjustment to record the excess of the purchase price over the fair value of the assets acquired and liabilities assumed of Arovit. Goodwill is amortized over its useful life of forty years.

(d)      Adjustment to record the following:

Fair value of certain intangible assets such as non-compete
     agreements, customer lists and customer contracts (amortized
     over useful lives ranging from 10 to 30 years)                   $ 9,785
Capitalized financing costs (amortized over 6 years)                    2,361
                                                                      -------
                                                                      $12,146
                                                                      =======

           CONSOLIDATED DOANE PET CARE COMPANY AND A/S AROVIT PETFOOD

                 NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

                           BALANCE SHEET - (CONTINUED)

                             (AMOUNTS IN THOUSANDS)

(e)      Adjustment to record the borrowings to finance the Arovit acquisition:

Tranche B borrowings                                                         $  80,000
Euro Tranche A borrowings (Euro 82,000 converted to dollars at the
     April 1, 2000 exchange rate of 1.047 EUR/USD)                              78,304
                                                                             ---------
          Total borrowings                                                   $ 158,304
                                                                             ---------
Less current maturities:
Tranche B                                                                    $    (800)
Euro Tranche A (Euro 3,300,000 converted to dollars at the April 1, 2000
     exchange rate of 1.047 EUR/USD)                                            (3,151)
                                                                             ---------
          Total current maturities of long term debt                         $  (3,951)
                                                                             ---------
               Total long-term  portion of debt                              $ 154,353
                                                                             =========

(f)      Adjustment to eliminate the equity accounts of Arovit.

(g)      Adjustment to eliminate historical retained earnings of Arovit.

         The adjustment to record the loss on foreign currency hedges entered into in connection with the acquisition of Arovit has not been reflected in the pro forma statements of operations and will be charged to operations upon the consummation of the acquisition.

                                   TABLE 1-A

                               A/S AROVIT PETFOOD

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                      TWELVE MONTHS ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                              LOVEN        TOTAL        U.S. GAAP
                                     AROVIT HISTORICAL  HISTORICAL(a)   HISTORICAL     ADJUSTMENTS         PRO FORMA AROVIT (e)
                                     -----------------  -------------  -------------   ----------      ----------------------------
Net sales                                DKK 1,060,638     DKK 96,751  DKK 1,157,389   DKK     --      DKK 1,157,389      $ 165,818
Cost of goods sold                             825,050         75,686        900,736       28,851(b)         929,587        133,181
                                         -------------     ----------  -------------   ----------      -------------      ---------
     Gross profit                              235,588         21,065        256,653      (28,851)           227,802         32,637
Operating expenses:
 Selling, general and administrative           145,265         17,525        162,790      (34,523)(b)        128,267         18,377
 Amortization of intangibles                        --             --             --        1,743(c)           1,743            250
                                         -------------     ----------  -------------   ----------      -------------      ---------
     Income from operations                     90,323          3,540         93,863        3,929             97,792         14,010
Interest expense, net                            3,008          1,182          4,190           --              4,190            600
                                         -------------     ----------  -------------   ----------      -------------      ---------
     Income before income taxes                 87,315          2,358         89,673        3,929             93,602         13,410
Income tax expense                              26,980            729         27,709        1,815(d)          29,524          4,230
                                         -------------     ----------  -------------   ----------      -------------      ---------
     Net income                          DKK    60,335     DKK  1,629  DKK    61,964   DKK  2,114      DKK    64,078      $   9,180
                                         =============     ==========  =============   ==========      =============      =========


See accompanying notes to the unaudited consolidated pro forma statements of operations.

                                    TABLE 1-B


                               A/S AROVIT PETFOOD

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)


                                                  AROVIT
                                                 HISTORICAL     U.S. GAAP ADJUSTMENTS              PRO FORMA AROVIT(e)
                                             ------------------ ---------------------     ------------------------------------

Net sales                                    DKK        274,189   DKK         --          DKK       274,189      $      36,356
Cost of goods sold                                      212,893            8,412(b)                 221,305             29,344
                                             ------------------   --------------          -----------------      -------------
           Gross profit                                  61,296           (8,412)                    52,884              7,012
Operating expenses:
       Selling, general and administrative               35,828           (8,412)(b)                 27,416              3,635
       Amortization of intangibles                           --              436(c)                     436                 58
                                             ------------------   --------------          -----------------      -------------
           Income from operations                        25,468             (436)                    25,032              3,319
Interest expense, net                                     2,060               --                      2,060                273
                                             ------------------   --------------          -----------------      -------------
           Income before income taxes                    23,408             (436)                    22,972              3,046
Income tax expense                                        7,491               --(d)                   7,491                993
                                             ------------------   --------------          -----------------      -------------
           Net income                        DKK         15,917   DKK       (436)         DKK        15,481      $       2,053
                                             ==================   ==============          =================      =============


See accompanying notes to the unaudited consolidated pro forma statements of operations.

                               A/S AROVIT PETFOOD

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                                 (In thousands)

(a) Includes the results of Loven for the period from January 1, 1999 to April 1, 1999 (the date of acquisition).

(b)  Adjustment to conform cost of goods sold to U.S. GAAP as follows:

                                                                             TWELVE MONTHS          THREE MONTHS
                                                                                ENDED                   ENDED
                                                                              DECEMBER 31,             MARCH 31,
                                                                                 1999                    2000
                                                                            ---------------        --------------
Capitalization of certain fixed asset purchases expensed
     under Danish GAAP                                                      DKK     (1,400)        DKK         -
Elimination of excess inventory and accounts receivable reserves                    (4,272)                    -
Reclassification of depreciation on assets used in the
    manufacturing process from operating expenses                                   34,523                 8,412
                                                                            ---------------        --------------
                                                                            DKK     28,851         DKK     8,412
                                                                            ===============        ==============

(c) Adjustment to reflect amortization of goodwill on the following acquisitions that were charged to equity but should be capitalized under U.S. GAAP:

                                                                             TWELVE MONTHS          THREE MONTHS
                                                                                ENDED                   ENDED
                                                                              DECEMBER 31,             MARCH 31,
                                                                                 1999                    2000
                                                                           -----------------       --------------
Carat GmbH (DKK 38,199 amortized over 40 years)                             DKK          955       DKK        239

Loven (DKK 31,508 amortized over 40 years)                                               788                  197
                                                                           -----------------       --------------

                                                                            DKK        1,743       DKK        436
                                                                           =================       ==============

(d) Reflects an adjustment to income tax expense at the statutory tax rate of 32.0% for the twelve months ended December 31, 1999 and for the three months ended March 31, 2000 based on Arovit's statutory tax rate for the periods presented. In calculating the tax adjustment, goodwill amortization as discussed in (c) above has not been tax effected as it is non-deductible for tax purposes.

(e) The average exchange rates used to translate the statement of operations from Danish krone to U.S. dollars is 6.980 DKK/USD for the twelve months ended December 31,1999 and 7.542 DKK/USD for the three months ended March 31, 2000.

                                    TABLE 1-C

                               A/S AROVIT PETFOOD

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)

                                                         AROVIT       U.S. GAAP
                                                       HISTORICAL    ADJUSTMENTS               PRO FORMA AROVIT (g)
                                                      -----------    -----------         ------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                          DKK 29,005     DKK     --         DKK    29,005      $     3,725
    Accounts receivable, net                              212,753             --               212,753           27,321
    Inventories, net                                      116,646             --               116,646           14,979
    Prepaid expenses and other current assets               3,200             --                 3,200              411
                                                      -----------     ----------         -------------      -----------
       Total current assets                               361,604             --               361,604           46,436

Property, plant and equipment, net                        349,407          1,400 (a)           350,807           45,049
Goodwill and other intangible assets, net                      --         67,248 (b)            67,248            8,636
Other assets                                                1,506             --                 1,506              193
                                                      -----------     ----------         -------------      -----------
       Total assets                                   DKK 712,517     DKK 68,648         DKK   781,165      $   100,314
                                                      ===========     ==========         =============      ===========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
    Current maturities of long-term debt              DKK  12,000     DKK     --         DKK    12,000      $     1,541
    Accounts payable                                      129,308             --               129,308           16,605
    Accrued liabilities                                    74,798         (4,272)(c)            70,526            9,058
                                                      -----------     ----------         -------------      -----------
       Total current liabilities                          216,106         (4,272)              211,834           27,204
Long-term debt, excluding current maturities               59,785             --                59,785            7,677
Other long-term liabilities                                22,625        (22,444)(d)               181               23
Deferred tax liability                                     10,740          7,182 (d)            17,922            2,301
                                                      -----------     ----------         -------------      -----------
       Total liabilities                                  309,256        (19,534)              289,722           37,205
                                                      -----------     ----------         -------------      -----------
Stockholder's equity:
    Common stock                                           13,778             --                13,778            1,769
    Additional paid-in capital                                 --        159,222 (e)           159,222           20,447
    Retained earnings                                     389,483        (71,040)(f)           318,443           40,893
                                                      -----------     ----------         -------------      -----------
       Total stockholder's equity                         403,261         88,182               491,443           63,109
                                                      -----------     ----------         -------------      -----------
       Total liabilities and stockholder's equity     DKK 712,517     DKK 68,648         DKK   781,165      $   100,314
                                                      ===========     ==========         =============      ===========





  See accompanying notes to the unaudited consolidated pro forma balance sheet.

                               A/S AROVIT PET FOOD

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

         On April 1, 1999, Arovit acquired all of the issued and outstanding shares of Loven for 3,778 shares of Arovit common stock which represented 27.4% of the outstanding common stock following the acquisition.

         The following represent pro forma adjustments to the historical Arovit financial statements to conform to U.S. GAAP:

(a) Adjustment to reclassify certain fixed asset purchases expensed under Danish GAAP that qualify as capital assets under U.S. GAAP.

(b) Adjustment to record goodwill in accordance with U.S. GAAP (goodwill is amortized over its useful life of 40 years):

Reclass excess of acquisition costs over the net assets acquired of
     Carat GmbH originally charged to retained earnings                                DKK  38,199
Record accumulated amortization associated with Carat goodwill                              (1,671)
Record excess of acquisition costs over the net assets acquired of Loven                    16,770
Reclass restructuring charge associated with the Loven acquisition originally
     charged to retained earnings and eliminate associated reserve                          14,738
Record accumulated amortization associated with Loven goodwill                                (788)
                                                                                       -----------
                                                                                       DKK  67,248
                                                                                       ===========

(c) Adjustment to eliminate excess inventory and accounts receivable reserves.

(d) Adjustment to eliminate the DKK 22,444 excess accrual and DKK 7,182 of applicable deferred taxes for charges pertaining to the restructuring associated with the Loven acquisition.

(e)      Adjustments to additional paid-in capital follow:

Record excess of acquisition costs over the net assets acquired of Loven             DKK    16,770
Reclass Loven acquisition costs originally charged to retained earnings
     to reflect common stock issued in the Loven acquisition                               142,452
                                                                                     -------------
                                                                                     DKK   159,222
                                                                                     =============

(f)      Adjustments to retained earnings follow:


Capitalize certain assets originally expensed under Danish GAAP                      DKK     1,400
Reclass excess of acquisition costs over the net assets acquired of
     Carat GmbH originally charged to retained earnings                                     38,199
Record accumulated amortization associated with Carat GmbH goodwill                         (1,671)
Reclass restructuring charge associated with the Loven acquisition                          30,000
Record accumulated amortization associated with Loven goodwill                                (788)
Eliminate excess inventory and accounts receivable reserves                                  4,272
Reclass Loven acquisition costs originally charged to equity                               (142,452)
                                                                                     -------------
                                                                                     DKK   (71,040)
                                                                                     =============

(g) The exchange rate used to translate the balances from Danish krone to U.S. dollars is 7.787 DKK/USD at March 31, 2000.

                                EXHIBIT TO INDEX

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 23.1          Consent of KPMG C. Jespersen